Exhibit 99.1

Date: November 5, 2024	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, November 5, 2024 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended September 30, 2024. Revenues for the quarter were $224 million, an increase from $196 million in the September quarter of 2023. Earnings per share for the quarter were $1.35, compared to $1.15 in the same quarter of the prior year. Revenues for the six months ended September 30, 2024 were $436 million, an increase from $386 million during the six months ended September 30, 2023. Earnings per share for the six months ended September 30, 2024 were $2.60, compared to $2.29 during the six months ended September 30, 2023.

Second Quarter Fiscal Year 2025 Highlights

•
Revenue increased 15% to $224 million, compared to second quarter of fiscal year 2024.
•
Gross profit increased 15% to $50.7 million, at 22.6% gross margin, compared to second quarter of fiscal year 2024 gross profit of $44.3 million.
•
Diluted earnings per share increased 17% to $1.35, compared to second quarter of fiscal year 2024 diluted earnings per share of $1.15.
•
Exited the quarter with $138 million of cash, cash equivalents, and no borrowings.
•
The Company repurchased $9.6 million of common stock during the quarter.

CorVel’s conservative fiscal principles have created a strong balance sheet with positive cash flow, providing financial flexibility and allowing the Company to prioritize investments in systems, technological innovation, and growth initiatives while returning value to shareholders. The quarterly results benefited from revenue generated by several large Network Solutions programs launched in previous quarters and the continued strong new sales and operational performance of the Patient Management Segment. In addition to successfully winning and implementing new customers, the Net Revenue Retention for the quarter was 110%.

During the quarter, the Company hosted its annual Partnership meeting and attended the National Comp conference. Both events allowed meaningful interactions with strategic clients, prospects, and brokers to review program enhancements and ongoing initiatives and outline the Company's vision for products and services over the next few years. Those conversations validated the current market position and affirmed engagement, results achieved, and technological innovation as the primary drivers for increased market share.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, improved productivity resulting from automation and augmentation across enterprise business systems. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement results of operations and financial condition is greater than our initial assessment. The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2024, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters and Six Months Ended September 30, 2024 (unaudited) and September 30, 2023 (unaudited)

Quarter Ended	September 30, 2024	September 30, 2023
Revenues	$224,380,000	$195,522,000
Cost of revenues	173,632,000	151,270,000
Gross profit	50,748,000	44,252,000
General and administrative	22,078,000	19,538,000
Income from operations	28,670,000	24,714,000
Income tax provision	5,272,000	4,816,000
Net income	$23,398,000	$19,898,000
Earnings Per Share:
Basic	$1.37	$1.16
Diluted	$1.35	$1.15
Weighted Shares
Basic	17,133,000	17,123,000
Diluted	17,341,000	17,346,000

Six Months Ended	September 30, 2024	September 30, 2023
Revenues	$436,102,000	$385,775,000
Cost of revenues	337,200,000	299,644,000
Gross profit	98,902,000	86,131,000
General and administrative	42,198,000	35,989,000
Income from operations	56,704,000	50,142,000
Income tax provision	11,729,000	10,439,000
Net income	$44,975,000	$39,703,000
Earnings Per Share:
Basic	$2.63	$2.32
Diluted	$2.60	$2.29
Weighted Shares
Basic	17,127,000	17,133,000
Diluted	17,327,000	17,365,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

September 30, 2024 (unaudited) and March 31, 2024

	September 30, 2024	March 31, 2024
Cash	$138,349,000	$105,563,000
Customer deposits	109,110,000	88,142,000
Accounts receivable, net	102,393,000	97,108,000
Prepaid taxes and expenses	13,481,000	11,418,000
Property, net	89,115,000	85,892,000
Goodwill and other assets	42,287,000	42,498,000
Right-of-use asset, net	23,818,000	24,058,000
Total	$518,553,000	$454,679,000
Accounts and taxes payable	$14,174,000	$16,631,000
Accrued liabilities	198,685,000	167,868,000
Long-term lease liabilities	22,922,000	22,533,000
Paid-in capital	242,897,000	233,632,000
Treasury stock	(813,020,000)	(793,905,000)
Retained earnings	852,895,000	807,920,000
Total	$518,553,000	$454,679,000